As Filed with the Securities and Exchange Commission on February 1, 2021.
Registration No. 333-231870

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PDL BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3023969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
59 Damonte Ranch Parkway, Suite B-375
Reno, Nevada 89521
(775) 832-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher L. Stone
Vice President, General Counsel and Secretary
932 Southwood Boulevard
Incline Village, Nevada, 89451
(775) 832-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to mail copies of all orders, notices and communications to:
Karen E. Bertero
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
(213) 229-7000

Approximate date of commencement of proposed sale to the public:
Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the registration statement on Form S-3, Registration No. 333-231870 (the “Registration Statement”), filed by PDL BioPharma, Inc. (the “Company”) on May 31, 2019 with the Securities and Exchange Commission to register the sale from time to time of up to $250,000,000 in total of the following securities: (i) debt securities; (ii) the Company’s common stock, par value $0.01; (iii) the Company’s preferred stock, par value $0.01; (iv) depositary shares; and (v) warrants or units of any of the foregoing securities (collectively, the “Registered Securities”). The Registration Statement was declared effective on June 27, 2019.

The Company has decided to terminate the offerings of Registered Securities under the Registration Statement in connection with the Company’s previously disclosed voluntary plan of dissolution. Accordingly, the Company is filing this Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on February 1, 2021.

PDL BIOPHARMA, INC.

By:	/s/ Dominique Monnet
Dominique Monnet
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dominique Monnet, Christopher L. Stone and Nathan Kryszak, and each of them, as his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution and to act without the others, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or their substitute or resubstitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dominique Monnet	President, Chief Executive Officer and Director
Dominique Monnet	(Principal Executive Officer)	February 1, 2021

/s/ Edward A. Imbrogno, CPA	Vice President and Chief Financial Officer
Edward A. Imbrogno, CPA	(Principal Financial Officer and Principal Accounting Officer)	February 1, 2021

/s/ Elizabeth O’Farrell
Elizabeth O’Farrell	Director	February 1, 2021

/s/ Alan Bazaar
Alan Bazaar	Director	February 1, 2021

/s/ Natasha A. Hernday
Natasha A. Hernday	Director	February 1, 2021

/s/ John P. McLaughlin
John P. McLaughlin	Director	February 1, 2021

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